QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

At Equity Marketing, Inc.:	At FRB/Weber Shandwick:
Larry Madden	Tony Rossi
Chief Financial Officer	Investor Relations
(323) 932-4315	(310) 407-6563

For Immediate Release

EQUITY MARKETING SIGNS DEFINITIVE
PURCHASE AGREEMENT TO ACQUIRE UPSHOT

        LOS ANGELES, May 23, 2002—Equity Marketing, Inc. (Nasdaq: EMAK), a leading marketing services company, announced today that it has signed a definitive purchase agreement to acquire the principal assets of UPSHOT, a marketing agency specializing in promotion, event, collaborative, direct, and environmental marketing. UPSHOT is a subsidiary of HA-LO Industries, Inc., and the assets involved in this transaction generated revenue of approximately $30 million in 2001.

        UPSHOT, named Agency of the Year by PROMO Magazine in 1999, has a blue-chip client roster that includes The Coca-Cola Company, Discover Financial Services, Disney Vacation Club, Ford Motor Company, Hallmark Cards, The Minute Maid Company, Morgan Stanley, Procter & Gamble and J.E. Seagram & Sons.

        "UPSHOT has an exceptional reputation for creating highly successful integrated marketing programs for world class brands," said Equity Marketing Chairman and Chief Executive Officer Don Kurz. "They have a unique understanding of consumer behavior and its relationship to brands that will serve as a powerful complement to Equity Marketing's core strengths. We expect that the complementary services of our two agencies will enable us to better serve and deepen the relationships with our respective clientele, as well as significantly enhance our appeal to new business prospects."

        "We are very pleased to join forces with Equity Marketing, and we see excellent opportunities to leverage the distinct strengths of each organization to offer enhanced services to our clients," said UPSHOT President Brian Kristofek. "UPSHOT is an excellent cultural fit with Equity Marketing given our shared passion for innovative marketing solutions inspired by consumer behavior that tangibly drive positive results for our clients and their brands."

        In 2001, HA-LO Industries, Inc. filed a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois. Although UPSHOT was not included as part of such filing, the acquisition of UPSHOT is subject to an auction and subsequent approval by the Bankruptcy Court in the HA-LO Industries, Inc. bankruptcy case. The approval process is expected to take approximately 30 to 60 days.

        Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in London, Paris, New York, and Hong Kong. The Company designs and produces custom promotional programs that build sales and brand value for retailers, restaurant chains and consumer goods companies such as Burger King Corporation, Cadbury, The Coca-Cola Company, CVS/pharmacy, Kellogg's, Procter & Gamble and others. The company complements its core promotions business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the company's web site at www.equity-marketing.com.

        Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2002 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties; the Company's dependence on foreign manufacturers; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

# # #

QuickLinks

Exhibit 99.1
EQUITY MARKETING SIGNS DEFINITIVE PURCHASE AGREEMENT TO ACQUIRE UPSHOT